As filed with the U.S. Securities and Exchange Commission on February 6, 2026.

Registration No. 333-286140

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zhibao Technology Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Floor 3, Building 6, Wuxing Road, Lane 727
Pudong New Area, Shanghai 201204
Tel: +86 (21) -5089-6502
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq.
Lijia Sanchez, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Post-Effective Amendment No. 1 to Form F-1 Registration Statement (referred to herein as the Registration Statement) will be used as a combined prospectus in connection with this Registration Statement (file No. 333-286140), which was declared effective by the Securities and Exchange Commission on July 21, 2025, and the Registration Statement on Form F-1 (file No. 333-282423) that was declared effective by the Securities and Exchange Commission on November 22, 2024 (the “November 2024 F-1”). This Registration Statement constitutes Post-Effective Amendment No. 1 to this Registration Statement and November 2024 F-1. Such Post-Effective Amendment will become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus relating to:

●	The resale of up to 8,865,249 Class A ordinary shares that the registrant issued or may issue upon the conversion of certain convertible note, the resale of such Class A ordinary shares having been previously registered on this Registration Statement.

●	The resale of up to 686,677 Class A ordinary shares issuable upon exercise of certain warrants to purchase Class A ordinary shares at an exercise price of $1.18172 per share originally issued to the Investor, the resale of such Class A ordinary shares having been previously registered on this Registration Statement.

●	The resale of up to 154,050 Class A ordinary shares issuable upon exercise of certain warrants to purchase Class A ordinary shares at an exercise price of $1.18172 per share originally issued to the Investor, the resale of such Class A ordinary shares having been previously registered on the November 2024 F-1.

●	The resale of up to 984,769 Class A ordinary shares issuable upon exercise of certain pre-funded warrant to purchase Class A ordinary shares, the resale of such Class A ordinary shares having been previously registered on the November 2024 F-1.

The information in this preliminary prospectus is not complete and may be changed. The Selling Shareholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Selling Shareholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, DATED FEBRUARY 6, 2026

Up to 8,865,249 Class A Ordinary Shares
Issuable upon Conversion of a Senior Secured Convertible Promissory Note

Up to 840,727 Class A Ordinary Shares
Issuable upon Exercise of Warrants

Up to 984,769 Class A Ordinary Shares
Issuable upon Exercise of a Pre-Funded Warrant

Zhibao Technology Inc.

This prospectus relates to the resale, from time to time, by L1 Capital Global Opportunities Master Fund. (the “Investor” or “Selling Shareholder”) of the following securities:

●	Up to 8,865,249 Class A ordinary shares, par value $$0.0001 per share of Zhibao Technology Inc., a Cayman Islands exempted company (the “Company”), which the Investor may acquire upon the full conversion of a senior secured 10% original issue discount convertible promissory note (as amended by the Amendment to the L1 Second Tranche Note, the “L1 Second Tranche Note”), which the Company issued to the Investor on February 14, 2025 in the first closing of the second tranche financing, as amended by the Amendment to the Second Tranche Note, dated May 7, 2025, adjusting the date of maturity of the L1 Second Tranche Note to February 13, 2026 (the “Amendment to the L1 Second Tranche Note”), pursuant to the terms and condition of a securities purchase agreement, dated as of September 23, 2024, by and between the Company and the Investor, as amended by a letter agreement entered into by the Company and the Investor, dated as of February 14, 2025 (as amended, the “L1 Securities Purchase Agreement”);

●	Up to 124,597 Class A ordinary shares, which the Investor may acquire upon the exercise of the warrants issued to the Investor in the first closing of the first tranche financing with an as-adjusted exercise price of $1.18172 per share (the “First Closing of First Tranche Warrant”), subject to further adjustments;

●	Up to 126,424 Class A ordinary shares, which the Investor may acquire upon the exercise of the warrants issued to the Investor in the second closing of the first tranche financing with an as-adjusted exercise price of $1.18172 per share (the “Second Closing of First Tranche Warrant”), subject to further adjustments;

●	Up to 184,788 Class A ordinary shares, which the Investor may acquire upon the exercise of the warrants issued to the Investor in the third closing of the first tranche financing with an as-adjusted exercise price of $1.18172 per share (the “Third Closing of First Tranche Warrant”), subject to further adjustments;

●	Up to 202,459 Class A ordinary shares, which the Investor may acquire upon the exercise of the warrants issued to the Investor in the first closing of the second tranche financing with an as-adjusted exercise price of $1.18172 per share (the “First Closing of Second Tranche Warrant”), subject to further adjustments;

●	Up to 202,459 Class A ordinary shares, which the Investor may acquire upon the exercise of the warrants issued to the Investor in the second closing of the second tranche financing with an exercise price of $1.18172 per share (the “Second Closing of Second Tranche Warrant”, together with First Closing of First Tranche Warrant, Second Closing of First Tranche Warrant, Third Closing of First Tranche Warrant, Waiver Warrant, and First Closing of Second Tranche Warrant, collectively, the “L1 Warrants”), subject to further adjustments; and

●	Up to 984,769 Class A ordinary shares, which the Investor may acquire upon the exercise of the pre-funded warrant, exercisable only upon the occurrence of an Event of Default (as defined in the L1 Second Tranche Note).

We are not selling any securities under this prospectus, and we will not receive proceeds from the sale of our Class A ordinary shares by the Investor. However, we may receive proceeds from the cash exercise of the L1 Warrants, which, if exercised in cash at the current applicable exercise price of $1.18172 per share, would result in gross proceeds to us of approximately $993,504. See “Use of Proceeds” and “Plan of Distribution” on this prospectus for more information.

We will pay the expenses of registering the Class A ordinary shares offered by this prospectus, but all selling and other expenses incurred by the Selling Shareholder will be paid by the Selling Shareholder. The Selling Shareholder may sell our Class A ordinary shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Shareholder may sell shares will be determined by the prevailing market price for our Class A ordinary shares or in negotiated transactions.

Our Class A ordinary shares are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “ZBAO.” On February 4, 2026, the last reported sale price for our Class A ordinary shares was $0.93 per share.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. We are also a “controlled company” under the Nasdaq Rules. See “Prospectus Summary — Implications of Being an Emerging Growth Company”, “Prospectus Summary — Implications of Being a Foreign Private Issuer” and “Prospectus Summary — Implications of Being a Controlled Company.”

We currently have two classes of ordinary shares issued and outstanding: Class A ordinary shares and Class B ordinary shares. The rights of the holders of our Class A ordinary shares and Class B ordinary shares are identical, except with respect to voting and conversion. Each Class A ordinary share is entitled to one vote for each Class A ordinary share held and each Class B ordinary share is entitled to twenty votes for each Class B ordinary share held (either on a poll or on a show of hands). Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time upon written notice to the Company, but Class A ordinary shares shall not be convertible into Class B ordinary shares. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to vote of our shareholders, unless otherwise required by applicable law or our amended and restated memorandum and articles of association.

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements and we expect that our distribution of earnings or settlement of amounts owed will be done through our PRC Subsidiaries. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. For a description of factors that may affect the ability of our PRC subsidiaries to transfer cash or assets to us, see “Prospectus Summary — Dividend and Other Distributions or Assets Transfer among Zhibao and Its Subsidiaries.” See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business” our Annual Report on Form 20-F for the fiscal year ended June 30, 2025 filed with the SEC on January 9, 2026, as amended by the amendment filed on January 12, 2026 (as amended, the “2025 Annual Report”) for more information.

Investors are cautioned that we are not a PRC operating company but a Cayman Islands holding company with operations conducted by our PRC Subsidiaries in China, and that you are purchasing shares of Zhibao, a Cayman Islands holding company instead of purchasing equity securities of our PRC Subsidiaries that have business operations in China and you may never hold any equity interests in our PRC Subsidiaries in China. We control and receive the economic benefits of our PRC Subsidiaries’ business operation, if any, through equity ownership. We do not have, nor had we ever, have a variable interest entity (“VIE”) structure. Our corporate structure, i.e., a Cayman Islands holding company with operations conducted by our PRC Subsidiaries, involves unique risks to investors. The PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including a significant decline in the value of such securities or such securities becoming worthless.

Investing in our securities involves a high degree of risk. Before buying any Class A ordinary shares, you should carefully read the discussion of the material risks of investing in our Class A ordinary shares under the heading “Risk Factors” of this prospectus and “Item 3. Key Information — D. Risk Factors” in the 2025 Annual Report.

There are significant legal and operational risks associated with having operating structure as a Cayman Islands holding company with substantially all of operations conducted by our PRC Subsidiaries in China, including changes in the legal, political and economic policies of the PRC government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or the value of the securities we are registering for sale, or could significantly limit or completely hinder our ability to continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Given the PRC government’s authority, oversight may also extend to Zhibao Technology Limited (“Zhibao HK”), our Hong Kong subsidiary, and the legal and operational risks associated with operating in mainland China could also apply to Zhibao HK. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. We cannot assure you that there will not be any changes in the economic, political and legal environment in Hong Kong. We may be subject to uncertainty about any future actions of the PRC government and is possible that most of the legal and operational risks associated with operating in the PRC may also apply to the PRC operating entities’ operations in Hong Kong if they conduct business in Hong Kong in the future. The PRC government may intervene or influence the PRC operating entities’ future operations in Hong Kong at any time and exert more influence over the manner in which the PRC operating entities must conduct their business activities. Such government actions, if and when they occur, could result in a material change in their future operations in Hong Kong. As of the date of this prospectus, our Hong Kong subsidiary is only a holding company with no business operations since its incorporation in Hong Kong, and we believe the Hong Kong Laws and ordinances have no impact on our ability to conduct our business through our PRC Subsidiaries, except foreign investment or listing on an U.S. exchange. For a description of our corporate structure as well as related risks, see “Corporate History and Structure”, “Item 3. Key Information — D. Risk Factors — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless” and “Item 3. Key Information — D. Risk Factors — Within our direct holding structure, substantial uncertainties exist with respect to the requirement of National Financial Regulatory Administration and how it may impact the viability of our current corporate structure, corporate governance and business operations” on the 2025 Annual Report..

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. We are also a “controlled company” under the Nasdaq Rules. See “Prospectus Summary — Implications of Being an Emerging Growth Company”, “Prospectus Summary — Implications of Being a Foreign Private Issuer” and “Prospectus Summary — Implications of Being a Controlled Company.”

Our officers and directors have significant influence over the Company due to their significant shareholding in the Company. Mr. Botao Ma, our Chairman of the board of directors and our Chief Executive Officer beneficially holding 16,816,692 Class B ordinary shares, beneficially own approximately 51.5% of our issued and outstanding ordinary shares (including both Class A ordinary shares and Class B ordinary shares) and is able to exercise approximately 94.0% of the total voting power of our issued and outstanding ordinary shares. For more information regarding Mr. Ma’s beneficial ownership, see “Principal Shareholders” and “Item 3. Key Information — D. Risk Factors — Risks Related to Offering and Ownership of Class A Ordinary Shares — Our Chief Executive Officer and Chairman of the board of directors, Mr. Botao Ma, has a significant influence over our company. His interests may not be aligned with the interests of our other shareholders and he could prevent or cause a change of control or other transactions, which may cause a material decline in the value of our Class A ordinary shares” on the 2025 Annual Report. As a result of Mr. Ma’s significant ownership, we may be deemed a “controlled company” under Nasdaq Rules. However, we do not intend to avail ourselves of the corporate governance exemptions offered to a “controlled company” under the Nasdaq Rules. See “Prospectus Summary — Implications of Being a Controlled Company.”

On December 28, 2021, the Cybersecurity Review Measures (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China (“CAC”) requires that under the new rules, online platform operators possessing personal information of more than one million users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we applied for and completed a cybersecurity review with respect to our initial public offering closed on April 3, 2024 (the “IPO”) and we are not required to do the cybersecurity review for this offering, pursuant to the Cybersecurity Review Measures (2021 version). See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “— Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, and the offering” on the 2025 Annual Report.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) with five interpretive guidelines (together with the Trial Measures, the “New Overseas Listing Rules”), which came into effect on March 31, 2023. The New Overseas Listing Rules apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. Under the New Overseas Listing Rules, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. As advised by our PRC legal counsel, Jinghe Law Firm, pursuant to the New Overseas Listing Rules, following an initial public offering, an issuer conducting an offering of its securities (including Class A ordinary shares, convertible notes or preferred shares) is required to submit a filing to the CSRC within three business days after the closing of such offering. Our PRC counsel further advised us that in the event such an offering is conducted in multiple tranches and/or closings, only one such filing to the CSRC (covering the securities that have been issued and/or are contemplated to be issued across all tranches and/or closings) is required upon completion of the first tranche or closing, whichever is earlier, and no additional filing is required for each subsequent tranches or closings, if any. Upon completion of all tranches and/or closings, the issuer shall submit a final consolidated report to the CSRC, supplementing the initial filing with the final amount and terms of the securities issued in all tranches and closings. There is no deadline for such final submission under the New Overseas Listing Rules. Accordingly, on September 26, 2024, we submitted a filing with the CSRC in connection with the transaction contemplated under the A&R Securities Purchase Agreement (the “September 2024 CSRC Filing”), covering the First Tranche, Second Tranche and Third Tranche under the A&R Securities Purchase Agreement and indicating that closings of the transaction contemplated under the A&R Securities Purchase Agreement (that have been closed and to be closed) have been approved and authorized by the board of directors by way of an unanimous written resolutions dated September 19, 2024. Upon the completion of the transaction contemplated under the A&R Securities Purchase Agreement, we will submit to the CSRC a final consolidated report to supplementally provide the amount and terms of the securities in all closings that are consummated. As of the date of this prospectus, we have not received any feedback from the CSRC. It remains uncertain whether the CSRC will provide any feedback to the September 2024 CSRC Filing and if so, how long it will take to complete such filing. As advised by our PRC legal counsel, we understand that the CSRC would not invalidate the issuances of our securities that have been completed. Instead, the CSRC may request us to provide additional information with respect to the offering. If the CSRC terminates our filing or determines that the issuance of our securities is not in compliance with applicable PRC rules, it might affect our other filing procedures with respect to other future offerings, under the New Overseas Listing Rules, which would adversely affect our future financings and issuances of our securities.

Additionally, if we do not file with the CSRC for any future post-listing follow-on offering in a timely manner under PRC laws and regulations, or if the CSRC terminates our filing or determines that the issuance of our securities are not in compliance with applicable PRC rules, we may be subject to investigations by competent PRC regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. To date, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments, or continue to list on a U.S. or other foreign exchange. See “Item 3. Key Information — D. Risk Factors -- Risks Related to Doing Business in China — The CSRC released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless”  on the 2025 Annual Report for a description of the New Overseas Listing Rules and how they may impact our company and our offerings.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, trading in our Class A ordinary shares may be prohibited if the PCAOB determines that it cannot completely inspect or investigate our auditor, and as a result Nasdaq may determine to delist our Class A ordinary shares. Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the PCAOB is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) to allow the PCAOB to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, consistent with the HFCA Act, and the PCAOB will be required to reassess its determinations by the end of 2022. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted. We dismissed Marcum Asia CPAs LLP (“Marcum Asia”) and appointed HYYH CPA. LLC (“HYYH”) as our independent registered public accounting firm, effective from November 24, 2025. Marcum Asia, our former auditor, is an independent public accounting firm registered with the PCAOB. Our former auditor is headquartered in the United States and is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB in 2021.Our current auditor, HYYH, an independent registered public accounting firm that headquartered in Maryland, is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB on December 16, 2021. HYYH audited our consolidated balance sheets as of June 30, 2024 and 2025, the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2025, and the related notes. However, our auditor’s China affiliate is located in, and organized under the laws of the PRC. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. In the event the PRC authorities would further strengthen regulations over auditing work of the PRC companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. In addition, there can be no assurance that, if we have a “non-inspection” year, we will be able to take any remedial measures. If any such event were to occur, trading in our securities could in the future be prohibited under the HFCA Act and, as a result, we cannot assure you that we will be able to maintain the listing of our Class A ordinary shares on Nasdaq or that you will be allowed to trade our Class A ordinary shares in the United States on the “over-the-counter” markets or otherwise. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our Class A ordinary shares may be delisted under the HFCA Act if the PRC adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A ordinary shares may be prohibited from trading or delisted. The HFCA Act, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act, together with recent joint statement by the SEC and PCAOB, the PCAOB’s determinations, and the Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering” on the 2025 Annual Report.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is      , 2026.

This prospectus is part of a registration statement that we have filed with the SEC. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below. You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities. This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of this prospectus and “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

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ABOUT THIS PROSPECTUS

Unless otherwise indicated, in this prospectus, the following terms shall have the meaning set out below:

“BVI”	British Virgin Islands.

“Cayman”	The Cayman Islands.

“China” or the “PRC”	The People’s Republic of China, including Taiwan, Hong Kong and Macau, and the term “Chinese” has a correlative meaning for the purposes of this prospectus only, unless the context otherwise indicates. The references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

“Code”	The Internal Revenue Code of 1986, as amended.

“Class A ordinary shares”	Class A ordinary shares, par value US$0.0001 per share, of Zhibao Technology Inc.

“Class B ordinary shares”	Class B ordinary shares, par value US$0.0001 per share, of Zhibao Technology Inc.

“December 2024 Letter Agreement”	Refers to the letter agreement, dated December 11, 2024, entered into by and between the Company and L1.

“Exchange Act”	Securities Exchange Act of 1934, as amended.

“February 2025 Letter Agreement”	Refers to the letter agreement, dated February 14, 2025, entered into by and between the Company and L1.

“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China.

“Hudson”	Hudson Global Ventures, LLC.

“Hudson EPA”	Refers to the equity purchase agreement, dated as of June 22, 2025, entered into by and between the Company and Hudson.

“Hudson ELOC”	Refers to the equity line of credit facility as described in the Hudson EPA.

“Hudson RRA”	Refers to the registration rights agreement, dated as of June 22, 2025, entered into by and between the Company and Hudson.

“Investor” or “Selling Shareholder”	L1 Capital Global Opportunities Master Fund.

“L1 Pre-Funded Warrant”	The pre-funded class A ordinary share purchase warrants issued by the Company to L1 on September 23, 2024.

“L1 Registration Rights Agreement”	Refers to the registration rights agreement, dated as of September 23, 2024, entered into by and between the Company and L1.

“L1 Second Tranche Note”	Promissory Convertible Note issued to L1 by the Company on February 14, 2025.

“L1 Securities”	The L1 Second Tranche Note, the L1 Warrants and the L1 Pre-Funded Warrant, the underlying shares of which are being registered in the registration statement of which this prospectus forms a part.

“L1 Securities Purchase Agreement”	Refers to the securities purchase agreement, dated as of September 23, 2024, entered into by and between the Company and the Investor, as amended by the February 2025 Letter Agreement.

“L1 Warrants”	First Closing of First Tranche Warrant, Second Closing of First Tranche Warrant, Third Closing of First Tranche Warrant, Waiver Warrant, First Closing of Second Tranche Warrant and Second Closing of Second Tranche Warrant.

“L1 Waiver Agreement”	Refers to the waiver agreement, dated as of December 16, 2024, entered into by and between the Company and L1.

“Macau”	The Macao Special Administrative Region of the People’s Republic of China.

“mainland China”	The People’s Republic of Mainland China, excluding Taiwan, Hong Kong and Macau for the purpose of this prospectus.

“Nasdaq”	Nasdaq Capital Market.

“NDRC”	National Development and Reform Commission of the People’s Republic of China.

“ODI Filings”	The formalities and filings of overseas direct investment of PRC enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.

“ordinary shares”	Class A ordinary shares and Class B ordinary shares (each as defined above) of Zhibao Technology Inc.

“PCAOB”	Public Company Accounting Oversight Board.

“PRC Subsidiaries” or “Zhibao China Group”	All references to “PRC Subsidiaries” or “Zhibao China Group” are to Zhibao China, Shanghai Zhizhongbao, Shanghai Anyi, Sunshine Insurance Brokers, Zhibao Health, Zhibao Yingshi, and Zhonglian.

“RMB”, “Chinese Yuan” or “Renminbi”	Legal currency of mainland China.

“SEC”	The United States Securities and Exchange Commission.

“Securities Act”	The Securities Act of 1933, as amended.

“Shanghai Anyi”	Shanghai Anyi Network Technology Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.

“Shanghai Zhizhongbao”	Shanghai Zhizhongbao Enterprise Management Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of Zhibao HK.

“Sunshine Insurance Brokers”	Sunshine Insurance Brokers (Shanghai) Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.

“US”, “U.S.” or “USA”	The United States of America.

“US$,” “U.S. dollars,” “$,” or “dollars”	Legal currency of the United States.

“WFOE” or “Zhibao China”	Zhibao Technology Co., Ltd., previously known as Shanghai Julai Investment Management Co., Ltd. and Zhibao Technology (Shanghai) Co., Ltd., successively, a limited liability company organized under the laws of China, which is wholly-owned by Zhibao HK.

“Zhibao,” “our company,” “Company,” “we,” “us,” “our,” or “ourselves”	All references to “Zhibao,” “our company,” “Company,” “we,” “us,” “our,” “ourselves” or similar terms used in this prospectus are to Zhibao Technology Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, unless the context otherwise indicates.

“Zhibao BVI”	Zhibao Technology Holdings Limited, a limited company incorporated under the laws of British Virgin Islands and a wholly owned subsidiary of Zhibao.

“Zhibao HK”	Zhibao Technology Limited, a limited company organized under the laws of Hong Kong and a wholly owned subsidiary of Zhibao BVI.

“Zhibao Health”	Shanghai Zhibao Health Management Co., Ltd., a limited liability company organized under the laws of China and a wholly-owned subsidiary of WFOE.

“Zhibao Labuan Reinsurance”	Zhibao Labuan Reinsurance Company Limited, a limited company organized under the laws of Malaysia and a wholly-owned subsidiary of Zhibao BVI.

“Zhibao Yingshi”	Shanghai Zhibao Yingshi Health Technology Co., Ltd., a limited liability company organized under the laws of China, a 51% owned subsidiary of the WFOE.

“Zhonglian Agreement”	Refers to the share purchase agreement, dated as of July 2, 2025, entered into by and between Zhibao China and the shareholders of Zhonglian Jinan Insurance Brokers Co., Ltd., under which Zhibao China agreed to acquire an aggregate of 51% of the equity interest in Zhonglian Jinan Insurance Brokers Co., Ltd.

“Zhonglian”	Zhonglian Jinan Insurance Brokers Co., Ltd. a limited liability company organized under the laws of China, and a 51% owned subsidiary of WFOE.

Our reporting currency is the US$. The functional currency of our PRC Subsidiaries is RMB. This prospectus contains conversion of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at the rate of RMB 7.1636 to US$1.00, the rate in effect as of June 30, 2025. Notwithstanding the foregoing, we make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

Numerical figures included in this prospectus may be subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman is presented as “Botao Ma”, even though, in Chinese, Mr. Ma’s name is presented as “Ma Botao”.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year. References to a particular “year” are also to our fiscal year ended June 30 of that calendar year unless the text indicates otherwise. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors” of this prospectus and “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report”. These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

Our PRC Subsidiaries have proprietary rights to trademarks used in this prospectus that are important to their business, many of which are registered under applicable intellectual property laws. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that our PRC Subsidiaries will not assert, to the fullest extent under applicable law, their rights to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

v

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and incorporated by reference herein. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus and the documents incorporated by reference herein carefully, including, in particular, the sections entitled “Risk Factors”, “Business”, “Management” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, the sections entitled “Risk Factors”, “Business”, “Operating and Financial Review and Prospects”, “Regulation”, and “Corporate History and Structure” in the 2025 Annual Report incorporated by reference in this prospectus, and our consolidated financial statements and notes to those consolidated financial statements on the 2025 Annual Report, before deciding to invest in our Class A ordinary shares. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Zhibao Technology Inc. is an exempted company incorporated under the laws of the Cayman Islands on January 11, 2023. It operates as a holding company with substantially all of its business through its PRC Subsidiaries, or Zhibao China Group, in particular Zhibao China and Sunshine Insurance Brokers.

We are a leading and high growth InsurTech company primarily engaging in providing digital insurance brokerage services through Zhibao China Group in China. To-business-to-customer (“2B2C”) digital embedded insurance is our innovative business model, which Zhibao China Group pioneered in China. Zhibao China Group launched the first digital insurance brokerage platform in China in 2020, which is powered by their proprietary Platform as a Service (“PaaS”).

2B2C digital embedded insurance refers to our one-stop customized insurance brokerage model conducted through Zhibao China Group, under which we provide proprietary and customized insurance solutions to be digitally embedded in the existing customer engagement matrix of business entities (our “business channels” or “B channels”) to reach and serve such B channels’ existing pool of end customers (“end customers” or “C”). Each B channel encompasses a specific scenario where its end customers also have potential, untapped insurance needs. For example, a Chinese travel agency (our B channel) has an average of 100,000 Chinese tourists traveling to the U.S. for tourism every year. We believe this presents an untapped scenario-specific opportunity for international travel accident insurance needs for a pool of 100,000 Chinese tourists as end customers. These end customers might otherwise have to search for and purchase insurance separately or might not purchase insurance at all. After Zhibao China Group reaching an agreement with such travel agency to become one of our B channels, they build and embed a travel insurance solution across this travel agency’s matrix of digital channels, including its website, App, Douyin (the Chinese equivalent of TikTok), WeChat Mini Program, and other social media accounts. Consequently, we, through Zhibao China Group, may pinpoint the 100,000-strong customer base and provide insurance brokerage services which are specifically and accurately tailored to the insurance needs of these end customers.

Our service portfolio through Zhibao China Group includes (1) insurance brokerage services, and (2) managing general underwriting (“MGU”) services, a specialized insurance brokerage service whereby the insurance companies authorize us to assist them in underwriting, claims and risk control services. It broadly covers insurance product design and customization, selection of insurance companies, technology system interconnection and delivery, customer AARRR (Acquisition, Activation, Retention, Referral, Revenue) operation, customer service, compliance management, data analysis, all of which are integrated in each of our insurance solutions. Each insurance solution generally applies to one specific scenario in a particular sector, with customized product design and services relevant for that scenario and sector. As of the date of this prospectus, we, through Zhibao China Group, have developed more than 40 proprietary and innovative digital insurance solutions addressing different scenarios in a wide range of industries, including but not limited to travel, sports, logistics, utilities (i.e., gas and electricity), and e-commerce. Zhibao China Group acquire and analyze customer data, utilize big data and artificial intelligence (“AI”) technology to continually iterate and enhance our digital insurance solutions. This iterative process, in addition to continually improving our digital insurance solutions, will keep us abreast of the new trends and customer preferences in the market.

Zhibao China Group secure and serve our end customers through our B channels. Our B channels cover a wide range of industries and organizations, including but not limited to internet platforms, large and medium-sized enterprises, and government agencies. While B channels have end customers with potential insurance needs relevant and specific to their primary operations, they usually do not have the experience and expertise to effectively provide insurance related services. In order to address this pain-point, we, through Zhibao China Group, provide them with our customized digital insurance solutions specifically tailored to their business. Our 2B2C model thrives because our relationship with B channels is mutually beneficial and sustainable for all participants. Our B channels view us as a valuable partner as we empower them to provide insurance as a value-added service to their end customers, a potential competitive advantage for them. By embedding our digital insurance solutions into our B channels’ online matrix to reach their customer base, we maintain a captive, stable and sustainable source of end customers at low cost. The end customers, as a result, can conveniently and efficiently access quality brokerage services and suitable insurance products tailored to their actual needs. As of the date of this prospectus, we, through Zhibao China Group, have cooperated with more than 2,400 B channels, and secured more than 24 million end customers through them. We will expand the number of B channels as a key growth strategy of our business.

Under our business model, Zhibao China Group represent end customers as their authorized insurance broker to negotiate with insurance companies and select the most suitable insurance products for our end customers. As of the date of this prospectus, we have partnered with over 100 insurance companies (including their subsidiaries and branches) through Zhibao China Group.

While embedded insurance brokerage is still at an early stage of development in China, we believe it is the future of insurance brokerage industry.

Our revenue increased by RMB 41.6 million (US$5.7 million), or 29% from approximately RMB 142.1 million for the fiscal year ended June 30, 2023 to RMB 183.7 million for the fiscal year ended June 30, 2024, and further increased by RMB 93.3 million (US$13.3 million), or 51% to RMB 276.9 million (US$38.7 million) for the fiscal year ended June 30, 2025.

For the fiscal year ended June 30, 2023, we incurred net loss of approximately RMB 43.1 million, respectively. For the fiscal year ended June 30, 2024, we achieved profitability with our net income of approximately RMB 13.3 million. For the fiscal year ended June 30, 2025, we incurred net loss of approximately RMB 62.0 million ($8.7 million). Our business is generally stable throughout the year. However, the volume of business from July to December tends to be higher than that from January to June.

Our Revenue Model

Our revenue consists of (i) brokerage Zhibao China Group receive for their general digital insurance brokerage service fees (“Insurance Brokerage Fees”), and (ii) MGU service fees (“MGU Service Fees”) Zhibao China Group receive for our MGU services.

Insurance Brokerage Fees refer to the commissions or fees Zhibao China Group receive from insurance companies for the digital insurance brokerage services they offer to our end customers (who pay insurance premium to insurance companies according to the terms of their policies), primarily at the range of 10% – 35% for property & casualty insurance products, 10% – 35% for health insurance products and 50% – 80% for life insurance products, of gross written premium per insurance policy depending on the type of the insurance, the specific insurance products, and their negotiated terms with each insurance company. Insurance Brokerage Fees accounted for approximately 94% and 99%, respectively, of our total revenues for the fiscal years ended June 30, 2024 and 2025.

MGU Service Fees refer to service fees Zhibao China Group receive from insurance companies for the MGU services they provide to such insurance companies, usually at an average of approximately 15% of gross written premium per insurance policy depending on the type of insurance, and their negotiated terms with each insurance company. MGU Service Fees accounted for approximately 6% and 1%, respectively, of our total revenues for the fiscal years ended June 30, 2024 and 2025.

Competitive Strengths

We believe that the following strengths contribute to Zhibao China Group’s growth and differentiate us from our competitors:

●	Innovative Business Model — 2B2C Embedded Insurance

We are a pioneer and market leader through Zhibao China Group in 2B2C embedded insurance business in China. Our 2B2C model is key to enable us to acquire end customers at minimal cost and therefore to achieve higher efficiency compared with our industry peers, who might gain customers by investing a large amount of capital through direct-to-consumer advertisement and other marketing channels. Each of our B channels has already developed a stable relationship with their end customers. By embedding our customized digital insurance solutions into B channels’ online matrix, we can reach end customers more precisely and efficiently. As the first-mover and a market leader in 2B2C embedded insurance brokerage service in China, we have entrenched relationships with B channels and other industry participants through Zhibao China Group. As of the date of this prospectus, we have cumulatively cooperated with over 2,400 B channels and will continue to expand the number of B channels as a key growth strategy.

●	Market Leading Digital Insurance Solutions

As of the date of this prospectus, we, through Zhibao China Group, have developed over 40 proprietary and innovative digital insurance solutions which are built and operated based on their PaaS. Each of our proprietary digital insurance solutions primarily consists of insurance product(s), a solution-specific technology system, customer AARRR operations plan, and customer service plan. They are specifically tailored to the various scenarios of our B channels and their end customers’ insurance needs. Our digital insurance solutions can largely reduce point-of-sale friction and deliver the digital insurance brokerage services which are relevant and tailored to the separate needs of our B channels and end customers. Through our digital insurance solutions on Zhibao China Group’s PaaS, Zhibao China Group acquire and analyze customer data, and utilize big data and AI technology to continually iterate and enhance our digital solutions. This iterative process, in addition to continually improving our digital solutions, will keep us abreast of the new trends and customer preferences in the market.

●	Advanced Technology Platform

Zhibao China Group launched the first digital insurance brokerage platform in China in 2020. This platform includes (i) 2B2C insurance PaaS, (ii) digital insurance solutions, and (iii) delivery system. Through their platform, they can provide SaaS to our various B channels and insurance brokerage services to our end customers effectively and efficiently.

(i)	Zhibao China Group’s PaaS is a cloud-based development platform which offers a collection of 2B2C insurance tools for building the systems required for various insurance solutions efficiently. Their PaaS was developed out of their professional knowledge and experience gained from real-world deployment of systems in the past eight years. The tools of their PaaS are analogous to providing “pre-washed” and “pre-cut” raw materials, allowing them to quickly and reliably output “cooked dishes”. Without such a PaaS, building the necessary solution-specific systems would be a complicated and slow process with no guarantee of a positive user experience. Their PaaS is not only for our internal solution-specific systems but can be extended to our independent sales partners. It allows such partners to share our tools and workflows, and incubate new solutions without having to start from scratch each time. Furthermore, the unified design foundation of their PaaS allows them to develop brand new solutions as well as to piggyback additional solutions on top of those already deployed with reusable system components, data consistency and customer convenience.

(ii)	Our various insurance solutions are built and run based on the PaaS. These solutions are delivered to B channels by embedding within the B channels’ platforms, including but not limited to WeChat Official Accounts, websites, and insurance modules within Apps. Our end customers may purchase insurance products and have access to insurance services through our embedded insurance solutions on our B channels’ website, App, H5 page, or QR codes.

(iii)	The delivery system, developed according to the best practices of digital insurance brokerage services, breaks down our various solutions into workflows, work nodes, automatic resource assignments, and deliverable standards. On the delivery system, business opportunities are segregated into different industries which are automatically mapped to our various solutions. It also allows Zhibao China Group to collect and consider the specific needs from each B channel. The delivery system then runs the pre-set workflow, standardizing the processes and providing higher-quality and higher-efficiency deliverables. According to the specific needs of our B channels, the delivery system is capable of making changes to the standard workflow to meet these customizations. Our delivery system helps us greatly improve our delivery efficiency, quality and channel satisfaction.

●	Experienced Management Team with Extensive Expertise in Insurance Industry and Digital Technology

We have an experienced and devoted management team that has helmed the acceleration of our growth and steered our strategic direction. Our management team is passionate about innovation in providing digital insurance solutions to end customers. Our founder and Chief Executive Officer, Mr. Botao Ma has accumulated more than 30 years of management experience in the insurance industry. Our Chief Financial Officer, Mr. Yuanwen Xia, has more than 15 years of experience in PwC and investment sector. Our Chief Marketing Officer, Mr. Xiao Luo has more than 15 years of experience in insurance brokerage business. Our Chief Operating Officer, Mr. Xiaowei Le has more than 20 years of experience in sales management, general management, and leadership roles across multiple insurance companies. Our Chief Actuary, Mr. Guangtong Ren has more than 25 years of experience in corporate finance, strategic planning, and risk management of insurance, investment management and start-ups. Our Chief Technical Officer, Mr. Yugang Wang, has more than 20 years of digital technology and management experience in the insurance industry. Our management team has extensive experience in China’s insurance market; in particular, our team’s expertise in the insurance brokerage industry will help steer the Company to continuously maintain and extend our leading position in the digitalization of the insurance brokerage industry in China. Their influences across the market have already, and will continue to, attract more B channels and deepen relationships with existing B channels and insurance companies, all of which will sustain and accelerate the rapid-paced growth of the Company.

Growth Strategies

We intend to grow our business by pursuing the following key strategies through Zhibao China Group:

●	Accelerate the Expansion of B Channels

We plan to scale up our business by rapidly expanding the number of B channels. We intend to penetrate new markets, increase market share in existing markets and access a broader range of B channels in China. With the continuing development of our 2B2C business, we, through Zhibao China Group, have developed insurance companies as a special type of B channel, providing digital brokerage services and supports for their existing individual policyholders. We plan to cooperate with more insurance companies as a key focus for expansion.

●	Expand Our Sales Force

We plan to increase the number of sales teams both in the head office and branch offices. We also plan to develop more independent sales partners who are not directly employed by us or Zhibao China Group but provide leads for new B channels, for example smaller-scale niche players in the 2B2C business sector. We have an established workflow to efficiently establish relations with sales partners powered by Zhibao China Group’s delivery system, which provides contracting, training, online customer AARRR operations, and an online portal for requesting sales support. The growth of our nationwide network of sales partners is integral to our rapid expansion and growth of the market.

●	Drive Additional Conversions for Existing End Customers — Our 2C Business

Through our B channels, we are accumulating an ever-larger pool of potential end customers. Although the initial customer interaction is related to the specific scenario and sector of the B channel, end customer may have additional needs that have not yet been addressed. For example, a medical insurance end customer might have additional demand for travel, household, or life insurance. We intend to strengthen our to-customer, or 2C business through Zhibao China Group by targeting our existing customer base to meet the additional needs of each end customer. Our 2C business is an increasingly important part of our business growth in the coming years.

●	Upgrade and Enrich Our Digital Insurance Solutions

Currently we have over 40 proprietary digital insurance solutions on Zhibao China Group’s platform, which covers various scenarios in a variety of industries. We will keep refining and upgrading our insurance solutions to keep abreast of new trends and customer preferences. In addition to optimizing our existing insurance solutions, we are developing new insurance solutions to meet emerging demands. We intend to develop solutions across every sector of the economy, thus ultimately covering every aspect of the end customers’ daily life to deliver all-around insurance coverage.

●	Upgrade and Enhance Our PaaS

Zhibao China Group are the first to establish a PaaS in the digital insurance brokerage market in China. We intend to invest in the research and development (“R&D”) of new technologies to upgrade and enhance the PaaS to maintain our leadership position in China. In particular, we plan to enrich the technology infrastructure tools and functionalities of the business components of the PaaS, and introduce new AI and business intelligence (BI) functionalities, continually strengthening our data security and governance.

●	Expand the Scale of the MGU business.

Zhibao China Group pioneered the MGU business model in China. Under this model, in addition to providing general digital insurance brokerage services to our end customers, Zhibao China Group also assist insurance companies in product design, underwriting, reinsurance, claims and risk control services. We intend to increase the number of MGU partners (insurance companies) from 10 to 15 and the proportion of MGU online business to 50% of total MGU business by June 2026, and expand the insurance products from the current high-end medical insurance and long-term disability lines to mid-end medical and personal accident lines in the future.

●	Support our brokerage and MGU services through our subsidiary reinsurance company in Labuan, Malaysia.

In July 2024, we incorporated Zhibao Labuan Reinsurance, our wholly-owned subsidiary reinsurance company in Labuan, Malaysia. In October 2024, we received a license approval, and in April 2025, we received the final approval. Through this subsidiary, we intend to support our brokerage and MGU services.

●	Seek new strategic partnerships and cooperation

There is a fragmented constellation of smaller-scale firms engaged in online insurance agency or brokerage business in China. They are commonly lacking in industry recognition, technological capacity, team expertise, capital, and market resources, therefore they face significant headwinds in scaling up their business and attaining profitability. However, some of them have built strong ties with B channels in niche industries, providing us with potential targets for strategic partnerships and cooperation. We plan to approach these potential opportunities for cooperation and/or potential M&A targets in the future, especially those who can bring new B channel resources.

●	Expand the business globally.

Zhibao China Group pioneered the 2B2C digital embedded insurance model in China. Utilizing this foundation, we plan to expand our business footprint outside of China. We intend to cooperate with partners in other countries who have similar business models and/or connections with B channels in local market. By joining their local connections and foundations with our digital insurance brokerage platform, PaaS and digital insurance solutions, we aim to expand our business to different countries and regions. As of the date of this prospectus, we have signed a Memorandum of Understanding (MOU) with a brokerage partner in Singapore, and we are taking steps to assess opportunities of offering our products in the U.S. and European markets.

Our Corporate History and Structure

Zhibao Technology Inc. is a Cayman Islands exempted company incorporated on January 11, 2023. Structured as a holding company with no material operations, Zhibao conducts its operations in China through its PRC Subsidiaries, primarily Zhibao China and Sunshine Insurance Brokers.

Zhibao China, previously known as Shanghai Julai Investment Management Co., Ltd. and Zhibao Technology (Shanghai) Co., Ltd., successively, started its business in the insurance brokerage industry since 2016 in China. With the growth of our business and in order to facilitate international capital investment in us, we started a reorganization as described below involving new offshore and onshore entities in December 2022 and completed it in March 2023.

Zhibao BVI, incorporated on January 12, 2023 under the laws of British Virgin Islands, is our wholly-owned subsidiary in BVI and a holding company with no business operations, which, in turn, wholly owns all of the equity interest of Zhibao HK, a limited company incorporated on January 19, 2023 under the laws of Hong Kong.

Zhibao HK, as a wholly-owned subsidiary of Zhibao BVI, is a holding company with no business operations, which, in turn, wholly owns all of the equity interest of Zhibao China or WFOE, a wholly foreign-owned enterprise formed on November 24, 2015 in Shanghai under the laws of China, currently with a registered capital of RMB 100,000,000. Zhibao China wholly owns Shanghai Anyi, Sunshine Insurance Brokers and Zhibao Health, primarily providing MGU services.

Shanghai Anyi was incorporated in Shanghai under the laws of China on September 18, 2015, currently with a registered capital of RMB10 million. Shanghai Anyi was originally 100% controlled by Shanghai Xinhui, a related party controlled by our Chief Executive Officer, Mr. Botao Ma. All of the equity interest of Shanghai Anyi was later transferred to Zhibao China on July 12, 2016, with a consideration of RMB 10 million. After such transfer, Shanghai Anyi became a wholly-owned subsidiary of Zhibao China, primarily providing R&D services to Sunshine Insurance Brokers and Zhibao China.

Sunshine Insurance Brokers was incorporated in Shanghai under the laws of China on November 17, 2011, currently with a registered capital of RMB 50 million. Sunshine Insurance Brokers was originally 100% controlled by an unrelated third party, all of the equity interest of which was thereafter transferred to Zhibao China on January 4, 2016, with a consideration of RMB 10 million. After such transfer, Sunshine Insurance Brokers became a wholly-owned subsidiary of Zhibao China, primarily providing insurance brokerage services.

Zhibao Health, previously known as Shanghai Zhongzhi Chengcheng Healthy Service Co., Ltd., was incorporated in Shanghai under the laws of China on November 16, 2022, currently with a registered capital of RMB 1 million. Zhibao Health is a wholly-owned subsidiary of Zhibao China, primarily engaged in the health management services.

Zhibao Labuan Reinsurance was incorporated in Labuan, Malaysia, on July 29, 2024, and received a license approval on October 24, 2024. Zhibao Labuan Reinsurance is a wholly-owned subsidiary of Zhibao BVI, primarily engaging in brokerage and MGU services. As of the date of this prospectus, it has not commenced operation yet.

Shanghai Zhizhongbao was incorporated in Shanghai under the laws of China on March 6, 2025, as an investment holding company, currently with a registered capital of RMB 10 million. Shanghai Zhizhongbao is a wholly-owned subsidiary of Zhibao HK.

Zhibao Yingshi was incorporated under the laws of China on September 24, 2025, as a professional healthcare services company with its principal business in Shanghai, China. Pursuant to a joint venture agreement, dated September 1, 2025, by and among Zhibao China, Shanghai Xingtao Network Technology Co., Ltd. (“Xingtao”) and the shareholder of Xingtao, Zhibao China agreed to acquire 51% of the equity interest in Zhibao Yingshi. As a result, Zhibao Yingshi is a 51% owned subsidiary of Zhibao China.

 Zhonglian was incorporated under the laws of China on June 8, 2005, currently with a registered capital of RMB 50 million. Zhonglian was previously 100% controlled by unrelated third parties. On September 30, 2025, pursuant to the Zhonglian Agreement (as defined below), Zhonglian’s shareholders transferred 51% of the equity interest of Zhonglian to Zhibao China for a consideration of RMB 25.5 million, subject to the terms and conditions of the Zhonglian Agreement. Following such transfer, Zhonglian became a 51% owned subsidiary of Zhibao China.

The chart below shows our corporate structure as of the date of this prospectus:

Recent Regulatory Developments in China

In recent years, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and the Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008, amended in 2022 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, revised in 2018 and 2024, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the Measures for the Safety Examination of Foreign Investment. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law (the “Opinions”). These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law of the PRC (the “Cybersecurity Law”) and the Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “— Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, and the offering” on the 2025 Annual Report.

On December 28, 2021, the Cybersecurity Review Measures (2021 version), which were promulgated and became effective on February 15, 2022, provide that any “online platform operators” possessing personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further list the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC requires that under the new rules, online platform operators possessing personal information of more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs. As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures (2021 version), we applied for and completed a cybersecurity review with respect to the IPO and we are not required to do the cybersecurity review for this offering pursuant to the Cybersecurity Review Measures (2021 version). See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” and “— Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, and the offering” on the 2025 Annual Report.

On February 17, 2023, the CSRC released the New Overseas Listing Rules, which came into effect on March 31, 2023. The New Overseas Listing Rules apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. Under the New Overseas Listing Rules, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. As advised by our PRC legal counsel, Jinghe Law Firm, pursuant to the New Overseas Listing Rules, following an initial public offering, an issuer conducting an offering of its securities (including ordinary shares, convertible notes or preferred shares) is required to submit a filing to the CSRC within three business days after the closing of such offering. Our PRC counsel further advised us that in the event such an offering is conducted in multiple tranches and/or closings, only one such filing to the CSRC (covering the securities that have been issued and/or are contemplated to be issued across all tranches and/or closings) is required upon completion of the first tranche or closing, whichever is earlier, and no additional filing is required for each subsequent tranches or closings, if any. Upon completion of all tranches and/or closings, the issuer shall submit a final consolidated report to the CSRC, supplementing the initial filing with the final amount and terms of the securities issued in all tranches and closings. There is no deadline for such final submission under the New Overseas Listing Rules. Accordingly, on September 26, 2024, we submitted a filing with the CSRC in connection with the transaction contemplated under the A&R Securities Purchase Agreement (the “September 2024 CSRC Filing”), covering the First Tranche, Second Tranche and Third Tranche under the A&R Securities Purchase Agreement and indicating that closings of the transaction contemplated under the A&R Securities Purchase Agreement (that have been closed and to be closed) have been approved and authorized by the board of directors by way of an unanimous written resolutions dated September 19, 2024. Upon the completion of the transaction contemplated under the A&R Securities Purchase Agreement, we will submit to the CSRC a final consolidated report to supplementally provide the amount and terms of the securities in all closings that are consummated. As of the date of this prospectus, we have not received any feedback from the CSRC. It remains uncertain whether the CSRC will provide any feedback to the September 2024 CSRC Filing and if so, how long it will take to complete such filing. As advised by our PRC legal counsel, we understand that the CSRC would not invalidate the issuances of our securities that have been completed. Instead, the CSRC may request us to provide additional information with respect to the offering. If the CSRC terminates our filing or determines that the issuance of our securities is not in compliance with applicable PRC rules, it might affect our other filing procedures with respect to other future offerings, under the New Overseas Listing Rules, which would adversely affect our future financings and issuances of our securities.

Additionally, if we do not file with the CSRC for any future post-listing follow-on offering in a timely manner under PRC laws and regulations, or if the CSRC terminates our filing or determines that the issuance of our securities are not in compliance with applicable PRC rules, we may be subject to investigations by competent PRC regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. To date, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments, or continue to list on a U.S. or other foreign exchange. See “Risks Related to Doing Business in China — The CSRC released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless” on the 2025 Annual Report for a description of the New Overseas Listing Rules and how they may impact our company and offerings.

As of the date of this prospectus, except for the filing and reporting with the CSRC, and the licenses and permissions held by Zhibao’s PRC Subsidiaries under “Regulatory Permissions”, the Company believes it is not required to obtain permission or approval from any other PRC state or local government and has not received any denial to offer securities in the U.S. However, if any other filings, approval, review or other procedure is required, there is no assurance that we will be able to obtain such filings, approval or complete such review or other procedures timely or at all. For any approval or permission that we have received or may receive in future, it could nevertheless be revoked or cancelled, and the terms of its reissuance may impose restrictions on our operations and offerings relating to our securities. Besides, the New Overseas Listing Rules may subject us to additional compliance requirement in the future. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC or other PRC regulatory authorities required for our operations and overseas listings, including this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. If it is determined in the future that the approval or permissions of any PRC regulatory authority is required for our operations through our PRC Subsidiaries and this offering and we or our PRC Subsidiaries do not receive or maintain the approvals or permissions, or we or our PRC Subsidiaries inadvertently conclude that such approvals or permissions are not required, or applicable laws, regulations, or interpretations change such that we or our PRC Subsidiaries are required to obtain approvals or permissions in the future, we and our PRC Subsidiaries may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our PRC Subsidiaries’ relevant operations and rectify any non-compliance, limit our ability to pay dividends outside of mainland China, delay or restrict the repatriation of the proceeds from any future financings into mainland China or take other actions prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us”, “ — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless”, and “— Risks Related to Doing Business in China — Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, and the offering” on the 2025 Annual Report.

Dividend and Other Distributions or Assets Transfer among Zhibao and Its Subsidiaries

Zhibao is an exempted company incorporated under the laws of the Cayman Islands structured as a holding company with no material operations of its own and does not generate any revenue. It currently conducts substantially all of its operations through its PRC Subsidiaries. We are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements.

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries for our cash and financing requirements and our distribution of earnings or settlement of amounts owed will be done through our PRC Subsidiaries. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

We have adopted our cash management policy which dictates the purpose, amount and procedure of cash transfers among Zhibao and our subsidiaries. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and they have not experienced difficulties or limitations on their ability to transfer cash between themselves. Prior to our reorganization for purpose of the IPO, cash transfers among our PRC operating entities and their subsidiaries were generally approved by the management of the company providing the funds. After our reorganization, cash transfers among Zhibao and our subsidiaries of less than RMB1 million (US$0.14 million) must be reported to, reviewed and approved by the chief financial officer of the company initiating such cash transfers; cash transfers equal to or in excess of RMB1 million (US$0.14 million) must be approved by the Chief Executive Officer and the Chief Financial Officer of Zhibao.

Based on the advice of our Cayman Islands counsel, Ogier (Cayman) LLP, there are currently no limitations imposed by Cayman Islands law on Zhibao’s ability to transfer cash lawfully available for distribution between Zhibao and its investors, other than as set out under “Dividend Policy”, and we do not expect that there are any limitations on Zhibao’s ability to transfer cash between Zhibao and its investors going forward. However, there is no assurance that the Cayman Islands government will not intervene or impose restrictions in future on Zhibao’s ability to transfer or distribute cash between Zhibao and its investors.

Among Zhibao and its subsidiaries, cash is transferred from Zhibao and Zhibao HK as needed in the form of capital contributions or working capital loans, as the case may be, to the PRC Subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC Subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. We do not expect that there are any material limitations in the future on Zhibao’s ability to transfer cash originating from our PRC Subsidiaries, through our corporate structure, to investors. However, the PRC government currently imposes foreign exchange controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets. There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer funds or distribute dividends within our PRC Subsidiaries or to investors. As of the date of this prospectus, no transfers, dividends or other distributions have been made from our subsidiaries to Zhibao or our investors, and no transfers, loans, or capital contributions have been made from Zhibao to any of our subsidiaries or our investors. See “Prospectus Summary — Our Corporate History and Structure”, “Prospectus Summary — Summary of Significant Risks Affecting Our Company”, “Prospectus Summary — Dividend and Other Distributions or Assets Transfer among Zhibao and Its Subsidiaries” and consolidated financial statements in our 2025 Annual Report. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — To the extent cash or assets in our business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on the 2025 Annual Report. In the future, cash proceeds raised from overseas financing activities may be transferred by us based on current statutory limits to our PRC Subsidiaries via loans or capital contribution, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to us or our investors, and we have not made any dividends or distributions to our subsidiaries or investors.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or its share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. If we determine to pay dividends on any of our Class A ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC Subsidiaries.

Current PRC regulations permit our indirect PRC Subsidiaries to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Therefore, under our current corporate structure, we rely on dividend payments or other distributions from our PRC Subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our PRC Subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. If our PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Our PRC Subsidiaries are permitted to pay dividends only out of their retained earnings. However, our PRC Subsidiaries are required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC Subsidiaries’ net assets is prohibited from being distributed to their shareholders as dividends. In addition, our PRC Subsidiaries are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. See “Item 4. Information on the Company — B. Business Overview — Regulations in PRC — Regulations on Dividend Distributions” in our 2025 Annual Report. However, our PRC Subsidiaries have not made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and the PRC Subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business” on the 2025 Annual Report.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues or make foreign currency payments effectively” on the 2025 Annual Report.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC Subsidiaries to its immediate holding company, Zhibao HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Zhibao HK intends to apply for the tax resident certificate when our WFOE plans to declare and pay dividends to Zhibao HK. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may be subject to PRC tax” on the 2025 Annual Report.

Recent Developments

L1 Private Placement

On September 23, 2024, the Company entered into the L1 Securities Purchase Agreement with the Investor. For the first closing, second closing and third closing of the first tranche pursuant to the L1 Securities Purchase Agreement and first closing of the second tranche pursuant to the L1 Securities Purchase Agreement, which were closed between September 2024 and June 2025, please see “Private Placement” on this prospectus. For details relating to the private placements with L1 including the closings under the first tranche and second tranche financings, please read “Item 4. Information on the Company – A. History and Development of the Company - L1 Private Placement” in the 2025 Annual Report, which is incorporated by reference into this prospectus.

Second Closing of Second Tranche

On July 21, 2025, the Company’s registration statement on Form F-1 (File No. 333-286140) was declared effective by the SEC. Accordingly, on July 22, 2025, pursuant to the terms of the L1 Securities Purchase Agreement, the Company received additional $270,000 (net of original issue discount of 10%) in a second closing of the second tranche, excluding expenses and commissions (the “Second Closing of Second Tranche”). In connection with the consummation of the Second Closing of Second Tranche, the Company paid $18,900 (representing 7% of gross proceeds) to D. Boral Capital LLC, the sole placement agent in the transaction, and $2,700 expenses pursuant to an engagement letter. In the Second Closing of Second Tranche, the Company issued to the Investor the Second Closing of Second Tranche Warrant to purchase up to 123,002 Class A ordinary shares at an initial exercise price of $1.18172 per share, subject to certain adjustments.

Hudson ELOC

For details relating to the Hudson ELOC, please read “Item 4. Information on the Company – A. History and Development of the Company - Hudson ELOC” on the 2025 Annual Report, which is incorporated by reference into this prospectus.

Zhonglian Acquisition

On July 2, 2025, Zhibao China, entered into a share purchase agreement (the “Zhonglian Agreement”) with Xuegeng Zhao and Qin’er Ye, the shareholders of Zhonglian (the “Zhonglian Sellers”) and Zhonglian, pursuant to which, subject to the terms and conditions set forth in the Zhonglian Agreement, Zhibao China agreed to acquire an aggregate of 51% of the equity interest in Zhonglian, including 23% of the equity interest from Xuegeng Zhao and 28% of the equity interest from Qin’er Ye, for a total purchase price of RMB25.5 million (approximately $3.5 million), subject to adjustment as provided in the Zhonglian Agreement (the “Zhonglian Acquisition”). The Zhonglian Acquisition was completed on September 30, 2025.

The purchase price is based on an evaluation of RMB 50 million for the 100% of the equity interest in Zhonglian mutually agreed by Zhibao China and Sellers and shall be paid in four installments. The first three installments, each in the amount of RMB7.65 million (approximately $1.05 million), shall be payable on July 31, 2025, July 31, 2025 and January 31, 2026, respectively. As of the date of this prospectus, the first installment under this agreement has been made. The fourth installment, in the amount of RMB 2.55 million (approximately $0.35 million), is subject to adjustment in the event that the revenue generated by Zhonglian is less than RMB 140 million (approximately $19.18 million) within one year following the full payment of the first instalment of the purchase price (the “Delivery Date”). The adjustment shall be calculated based on the following formula: RMB 25.5 million times the product of RMB 140 million minus 100% of Zhonglian’s revenue within one year following the Delivery Date, divided by RMB 140 million, and shall be capped at a maximum adjustment amount of RMB 1 million (approximately $0.14 million). The fourth installment is payable within 30 days following the first anniversary of the Delivery Date. Failure to pay the purchase price on time as stipulated in the Zhonglian Agreement will subject Zhibao China to liquidated damages at a rate of 0.05% of the unpaid amount for each overdue day. If payment is not made within 90 days of the due date, the Sellers may elect to demand continued performance, accelerated lump-sum payment, or retain amounts paid and convert such amounts, net of liquidated damages, into equity in Zhonglian based on a RMB 50 million valuation, plus additional compensation if the liquidated damages that are insufficient to cover losses.

Under the Zhonglian Agreement, Zhibao China also has a right of first refusal to acquire an additional 34% equity interests in Zhonglian by the end of 2027 (the “Subsequent Acquisition”), provided that the Sellers and Zhonglian have fulfilled their respective obligations under the Zhonglian Agreement, and Zhibao China has not deliberately obstructed, whether through affirmative acts or passive omissions, the normal operation and management of Zhonglian. Notwithstanding the foregoing, if Zhibao China fails to complete the Subsequent Acquisition despite Zhonglian having fulfilled its obligations under the Zhonglian Agreement, Zhibao China shall be deemed to be in breach of the Zhonglian Agreement and shall be required to pay liquidated damages to the Sellers.

Joint Venture – Zhibao Yingshi

Zhibao Yingshi was incorporated under the laws of China on September 24, 2025, as a healthcare services company with its principal business in Shanghai, China. Pursuant to a joint venture agreement, dated September 1, 2025, among Zhibao China, Xingtao, and the shareholder of Xingtao, Zhibao China agreed to acquire 51% of the equity interest in Zhibao Yingshi. As a result, Zhibao Yingshi is a 51% owned subsidiary of Zhibao China.

Changes to Independent Registered Public Accounting Firm

Effective November 24, 2025, the Company dismissed Marcum Asia as the Company’s independent registered public accounting firm. Effective November 24, 2025, the Company retained HYYH as its new independent registered public accounting firm. See “Item 16F. Change in Registrant’s Certifying Accountant” on the 2025 Annual Report, which is incorporated by reference into this prospectus.

Summary of Significant Risks Affecting Our Company

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus and “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report. We urge you to read this prospectus, “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report and the 2025 Annual Report in full. Our significant risks may be summarized as follows:

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

●	Our Class A ordinary shares may be delisted under the HFCA Act if the PRC adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A ordinary shares may be prohibited from trading or delisted. As a result, trading in our securities may be prohibited under the HFCA Act, as amended by the Accelerating Holding Foreign Companies Accountable Act, and related regulations if the PCAOB determines that it cannot inspect or investigate completely our auditor for a period of two consecutive years, and that as a result an exchange may determine to delist our securities. The HFCA Act, the Accelerating Holding Foreign Companies Accountable Act, which amends the HFCA Act, together with recent joint statement by the SEC and PCAOB, the PCAOB’s determinations, and the Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our offering. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A ordinary shares could decline in value or become worthless. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Our business processes a certain quantity of personal information, and failure to protect private or sensitive information of end customers or improper handling of such information could have a material and adverse effect on our business. In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, and the offering. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	PRC regulation on loans to, and direct investment in, our PRC Subsidiaries by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of any future offerings to make loans to or make additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	On February 17, 2023, the CSRC released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets, effective as of March 31, 2023. The New Overseas Listing Rules requires any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our Class A ordinary shares to investors and could cause the value of our Class A ordinary shares to significantly decline or such shares to become worthless. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Within our direct holding structure, substantial uncertainties exist with respect to the requirement of National Financial Regulatory Administration and how it may impact the viability of our current corporate structure, corporate governance and business operations. See “Risk Factors.”

●	Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

Risks Related to Our Business and Industry

In the following discussion of risks related to our business and industry, unless otherwise provided, “we,” “us,” “our,” or “ourselves” refer to Zhibao’s PRC Subsidiaries or Zhibao China Group.

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	We are dependent on key insurance companies on the supply of insurance products to our end customers, the loss of which could adversely affect our business, financial condition and results of operations. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	We are dependent on our B channels to reach end customers. Failure to acquire new B channels or retain existing B channels in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Our PRC subsidiary, namely Zhibao China, significantly relies on a third party (“MGU Partner”), its subsidiaries, affiliates, successors and assigns to conduct MGU services. Failure to comply with the relevant laws and regulations with regard to the MGU services will adversely and materially affect our business, financial conditions and results of operations. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	The innovative insurance technology and infrastructure we use to optimize our insurance solutions require continuous developments and upgrades. We cannot assure you that these technologies will fully support our business. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	The regulation on the requirement of a company to make a filing on internet information service in China is subject to interpretation, and our operation of digital insurance broker services could be harmed if we are deemed to have violated applicable laws and regulations. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	If we are unable to attract, incentivize and retain talented professionals, our business, financial condition and results of operations may be affected. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Zhibao has identified two material weaknesses in its internal controls over financial reporting. If Zhibao does not adequately remediate the material weaknesses, or if it experiences additional material weaknesses in the future or otherwise fails to maintain effective internal controls, it may not be able to accurately or timely report its financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in Zhibao and the market price of its shares. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	There is substantial doubt about our ability to continue as a going concern. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

Risks Related to Offering and Ownership of Class A Ordinary Shares

Risks and uncertainties related to this offering and ownership of Class A ordinary shares include, but are not limited to, the following:

●	An active, liquid trading market for our Class A ordinary shares may not develop or be sustained over the long term, which may limit your ability to sell such securities. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Nasdaq may apply additional and more stringent criteria for our continued listing because we consummated a small public offering and insiders currently hold a large portion of our listed securities. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Our Chairman of the board of directors and Chief Executive Officer, Mr. Botao Ma, beneficially owns 16,816,692 Class B ordinary shares, currently representing approximately 94.0% of the voting power of our issued and outstanding share capital as of January 20, 2026, and has significant influence over all corporate matters for which shareholder approval is required. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	If we fail to meet continued listing standards of the Nasdaq Stock Market LLC, our Class A ordinary shares may be delisted. Delisting could adversely affect the liquidity of our Class A ordinary shares and the market price of our Class A ordinary shares could decrease, and our ability to obtain sufficient additional capital to fund our operations and to continue as a going concern would be substantially impaired. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Certain initial public offerings of companies with public floats comparable to our public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A ordinary shares for return on your investment. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our Class A ordinary shares may have adverse United States federal income tax consequences. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	We are a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

●	Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions. See “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A ordinary shares in the IPO. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implications of Being a Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We are required to file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Controlled Company

Under the Nasdaq Rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We may be deemed a controlled company because Mr. Botao Ma, our Chairman and Chief Executive Officer, currently owns more than 50% of our voting power. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Corporate Information

Our principal executive offices are located at Floor 3, Building 6, Wuxing Road, Lane 727, Pudong New Area, Shanghai, China, 201204, and our telephone number is +86 21-5089-6502. Our website is www.zhibao-tech.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the office of Vistra (Cayman) Limited, Grand Pavilion, Hibiscus Way, Seven Mile Beach, PO Box 31119, Grand Cayman, Cayman Islands, or such other place in the Cayman Islands as the directors may, from time to time decide. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

The Offering

Class A ordinary shares being offered by the Selling Shareholder	(i) Up to 8,865,249 Class A ordinary shares issuable upon conversion of the L1 Second Tranche Note; (ii) up to 840,727 Class A ordinary shares issuable upon exercise of the L1 Warrants; and (iii) up to 984,769 Class A ordinary shares issuable upon exercise of the pre-funded warrant.

Number of Class A ordinary shares outstanding before the offering	16,452,020 Class A ordinary shares.

Number of Class A ordinary shares outstanding after the offering	27,142,765 Class A ordinary shares, based on 16,452,020 Class A ordinary shares outstanding as of January 20, 2026, assuming full conversion and/or exercise of (i) the L1 Second Tranche Note, at a floor price of $0.282 per share; (ii) up to 840,727 Class A ordinary shares issuable upon exercise of the L1 Warrants, and (iii) up to 984,769 Class A ordinary shares issuable upon exercise of the pre-funded warrant (and assuming solely for such purpose that the pre-funded warrants become exercisable).

Use of Proceeds	We will not receive any proceeds from the resale or other disposition of the Class A ordinary shares by the Selling Shareholder. However, we will receive the proceeds of any cash exercise of the L1 Warrants. We intend to use the net proceeds from any cash exercise of the L1 Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Rights associated with our ordinary shares	Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting rights and conversion. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to twenty votes. Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time upon written notice to the company, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders.

Nasdaq symbol	“ZBAO”

Transfer agent and registrar	Continental Stock Transfer & Trust Company

Risk factors	Investing in our Class A ordinary shares involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” on this prospectus, “Item 3. Key Information — D. Risk Factors” on the 2025 Annual Report, and the other information in this prospectus and on the 2025 Annual Report for a discussion of the factors you should consider carefully before you decide to invest in our Class A ordinary shares.

RISK FACTORS

Investing in our Class A ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus before making an investment in our ordinary shares, including the section entitled “Item 3.D. Risk Factors” in the 2025 Annual Report incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our ordinary shares could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our Company or investments worldwide described below and included or incorporated by reference elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Risk Factors”, “Business”, “Management” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, the sections entitled “Risk Factors”, “Business”, “Operating and Financial Review and Prospects”, “Regulation”, and “Corporate History and Structure” in our 2025 Annual Report incorporated by reference in this prospectus, and our consolidated financial statements and notes to those consolidated financial statements on the 2025 Annual Report incorporated by reference in this prospectus. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our dependence on the development, update, upgrade and innovations of insurance solutions and technologies on a timely basis;

●	our dependence on growth in the demand for our services;

●	our ability to attract and retain B channels and end customers;

●	our ability to build stable and health relationships with insurance companies;

●	our ability to compete effectively;

●	our ability to successfully manage our business expansion in response to changing industry and market conditions;

●	implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

●	our dependence on key personnel;

●	our ability to expand into new businesses and industries, and to undertake mergers, acquisitions, investments or divestments;

●	the effect of the Underwriters’ stabilization activity or the exercise by the underwriters of their over-allotment option;

●	changes in technology and competing services;

●	general economic and political conditions, including those related to the insurance brokerage industry;

●	possible disruptions in commercial activities caused by events such as natural disasters, terrorist activities;

●	fluctuations in foreign currency exchange rates; and

●	other factors referred to in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Statistical data in these publications also include projections based on a number of assumptions. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

In addition, the new and rapidly changing nature of the insurance brokerage industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A ordinary shares upon the conversion of the L1 Second Tranche Note by the Selling Shareholder. However, we will receive proceeds from the exercise of the L1 Warrants by the Selling Shareholder to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the L1 Warrants at the current exercise price of $1.18172 per share, will be approximately $993,504.

We do not know, however, whether any of the L1 Warrants will be exercised or, if any of the warrants are exercised, when they will be exercised. It is possible that the L1 Warrants will expire and never be exercised. There are circumstances under which the L1 Warrants may be exercised on a cashless basis. In these circumstances, even if the L1 Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the L1 Warrants for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these L1 Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Shareholder will pay any expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of its Class A ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

Subject to the provisions of the Companies Act (Revised) of the Cayman Islands and any rights attaching to any class or classes of shares under and in accordance with our amended and restated memorandum and articles of association, as amended from time to time, our board of directors has discretion regarding whether to declare or pay dividends or other distributions out of our funds which are lawfully available for that purpose. In addition, our shareholders may by ordinary resolution declare a dividend in accordance with the respective rights attached to the shares, provided that no dividend may exceed the amount recommended by our directors. Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest. All dividends are subject to certain restrictions under Cayman Islands law, namely that a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We currently do not have any plans to pay cash dividends. Rather, we currently intend to retain all of our available funds and any future earnings to operate and grow our business.

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

PRIVATE PLACEMENT

L1 Private Placement

For details relating to the private placements with L1 including the closings under the first tranche and second tranche financings, please read “Item 4. Information on the Company – A. History and Development of the Company - L1 Private Placement” on the 2025 Annual Report, which is incorporated by reference into this prospectus.

SELLING SHAREHOLDER

The Class A ordinary shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon conversion and/or exercise of the L1 Securities. For additional information regarding the issuances of the L1 Securities, see “Private Placement” above and “Item 4. Information on the Company – A. History and Development of the Company” on the 2025 Annual Report, which is incorporated by reference into this prospectus. We are registering the Class A ordinary shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for the investment in the L1 Securities, and as otherwise provided below, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Class A ordinary shares by the Selling Shareholder. The second column lists the number of Class A ordinary shares beneficially owned by the Selling Shareholder, based on its ownership of Class A ordinary shares, the L1 Second Tranche Note (assuming the number of Class A ordinary shares which may be received upon conversion of the L1 Second Tranche Note at a conversion price of $0.282 per share based on the floor price), the L1 Warrants and L1 Pre-Funded Warrant, as applicable, immediately prior to this offering, assuming the full conversion of the L1 Second Tranche Note and the full exercise of the L1 Warrants and L1 Pre-Funded Warrant, by the Selling Shareholder for all Class A ordinary shares thereunder, without regard to any limitations on exercises. The third and fourth columns assume the sale of Class A ordinary shares convertible under the L1 Second Tranche Note, and exercisable by the Selling Shareholder under the L1 Warrants and L1 Pre-Funded Warrant, pursuant to this prospectus.

The third column also lists the Class A ordinary shares being registered by this prospectus for the resale of the Class A ordinary shares by the Selling Shareholder.

In accordance with the terms of a registration rights agreement with the Investor, this prospectus generally covers the resale of the maximum number of Class A ordinary shares issuable upon conversion and exercise of the L1 Securities by the Investor.

Under the terms of the L1 Securities, the Selling Shareholder may not exercise nor convert the L1 Securities to the extent such exercise or conversion would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of Class A ordinary shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Class A ordinary shares following such conversion or exercise, as applicable, excluding for purposes of such determination Class A ordinary shares issuable upon conversion or exercise of the L1 Securities which have not been exercised or converted. The number of Class A ordinary shares, in the table below, being registered by this prospectus for resale by the Selling Shareholder, does not reflect this limitation. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Shares beneficially owned prior to this offering(2)	Shares offered for sale by this Prospectus(3)	Shares beneficially owned after this offering	Percentage of shares beneficially owned after this offering(1)
L1 Capital Global Opportunities Master Fund	864,073	10,690,745	—	—

(1)	Percentages are based on 16,452,020 Class A ordinary shares outstanding as of January 20, 2026.

(2)	Beneficial ownership reflects Class A ordinary shares which are convertible under the L1 Second Tranche Note, within the next 60 days, at a floor price of $0.282 per share. Does not include the remaining Class A ordinary shares issuable upon conversion of the L1 Second Tranche Note and exercise of the L1 Warrants and the L1 Pre-Funded Warrant. All of these securities are subject to a beneficial ownership limitation (the “Beneficial Ownership Limitation”) on the Investor’s ability to convert and exercise the L1 Securities, to the extent any such conversion or exercise would cause the Investor to beneficially own more than 4.99% of the outstanding Class A ordinary shares of the Company, which may be increased to up to 9.99% with 61 days’ notice. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such Class A ordinary shares. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(3)	Consists of (i) 8,865,249 Class A ordinary shares issuable upon full conversion of the L1 Second Tranche Note, (ii) up to 840,727 Class A ordinary shares issuable upon exercise of the L1 Warrants, and (iii) up to 984,769 Class A ordinary shares under the L1 Pre-Funded Warrant. This reflects 100% of the number of shares (i) convertible under the L1 Second Tranche Note at a conversion price of $0.282 (the floor price under the L1 Second Tranche Note), and (ii) exercisable under the L1 Warrants and L1 Pre-Funded Warrant, as required to be registered under the terms of the L1 Securities Purchase Agreement and the related registration rights agreement between the Company and the Investor. This does not give effect to the Beneficial Ownership Limitation.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of: (i) the date that all securities covered by the by the 2024 RRA have been sold, or (ii) the two years after the date that the Registration Statement is declared effective. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A ordinary shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

ENFORCEABILITY OF CIVIL LIABILITIES

We were formed as an exempted company with limited liability incorporated under the laws of the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands exempted companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, and Jinghe Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon certain civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon certain civil liability provisions of the securities laws of the United States or any State; and (ii) entertain original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or the securities laws of any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without re-examination or re-litigation on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive given by a foreign court of competent jurisdiction, and must be imposed on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by our PRC counsel, Jinghe Law Firm, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

CORPORATE HISTORY AND STRUCTURE

Zhibao is a Cayman Islands exempted company incorporated on January 11, 2023. Structured as a holding company with no material operations, Zhibao conducts its operations in China through its PRC Subsidiaries, primarily Zhibao China and Sunshine Insurance Brokers. For the information relating to our subsidiaries, please see “Summary -- Our Corporate History and Structure” of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition as of June 30, 2024 and 2025 and results of operations for the fiscal years ended June 30, 2023, 2024 and 2025, please read “Item 5. Operating and Financial Review and Prospects” in the 2025 Annual Report, which is incorporated by reference into this prospectus.

OUR BUSINESS

For a description of our business, please read “Item 4. Information on the Company — B. Business Overview” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of the 2025 Annual Report, except as otherwise set forth in this prospectus.

prc REGULATION

For major regulations that impact our business, please read “Item 4. Information on the Company — B. Business Overview — Regulations in PRC” in the 2025 Annual Report, which is incorporated by reference into this prospectus.

MANAGEMENT

For a description of our management, please read “Item 6. Directors, Senior Management and Employees” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of the 2025 Annual Report, except as otherwise set forth in this prospectus.

PRINCIPAL SHAREHOLDERS

For information of the beneficial ownership of our directors, officers and principal shareholders who beneficial own 5% or more of our Class A ordinary shares, please read “Item 7. Major Shareholders and Related Party Transactions — A. Major Shareholders” in the 2025 Annual Report, which is incorporated by reference into this prospectus.

RELATED PARTY TRANSACTIONS

For a description of related party transactions, please read “Item 7. Major Shareholders and Related Party Transactions —B. Related Party Transactions” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our related party transactions since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

DESCRIPTION OF OUR SECURITIES

For a description of our securities, please see “Exhibit 2.2 Description of Securities” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our securities since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

For a description of our Amended and Restated Memorandum and Articles of Association and relevant Cayman islands laws, please see “Item 10. Additional Information – B. Memorandum and Articles of Association” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our securities since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

TAXATION

For a description of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares, please see “Item 10. Additional Information – E. Taxation” in the 2025 Annual Report.

LEGAL MATTERS

We are being represented by Ellenoff Grossman& Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered hereby and certain other legal matters will be passed upon for us by Ogier (Cayman) LLP. Certain legal matters as to PRC law will be passed upon for us by Jinghe Law Firm. Ellenoff Grossman & Schole LLP may rely upon Ogier (Cayman) LLP with respect to matters governed by Cayman Islands law and Jinghe Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of June 30, 2024 and 2025, and for each of the three years in the period ended June 30, 2025 incorporated by reference in this prospectus have been so included in reliance on the report of HYYH CPA. LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of HYYH CPA. LLC is located at 20 S Charles St Ste 403 #1878, Baltimore, Maryland, MD 21201.

The financial statements of Zhonglian Jinan Insurance Brokerage Co., Ltd. as of June 30, 2024 and 2025, as well as for each of the two years in the period ending on June 30, 2025, which are incorporated by reference in this prospectus, have been included herein based on the report of HYYH CPA. LLC, an independent registered public accounting firm, and its report is given with the authority of the firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at https://www.zhibao-tech.com/. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at Floor 3, Building 6, Lane 727, Wuxing Road, Pudong New Area, Shanghai, China, 201204, or call us at +86 (21)-5089-6502. We also maintain a website at https://www.zhibao-tech.com/, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

MATERIAL CHANGES

Except as otherwise described in the 2025 Annual Report, in our reports of foreign private issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since June 30, 2025.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this document. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below::

●	our 2025 Annual Report filed with the SEC on January 9, 2026, as amended by Amendment No. 1 to the 2025 Annual Report filed on January 12, 2026.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address::

Zhibao Technology Inc.
Address: Floor 3, Building 6, Wuxing Road, Lane 72
Pudong New Area, Shanghai, China, 201204
Tel: +86 (21) -5089-6502
Attention: Yuanwen Xia, Chief Financial Officer
Email: yuanwen.xia@zhibao-tech.com

You also may access the incorporated reports and other documents referenced above on our website at www.zhibao-tech.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. You may access our annual reports on Form 20-F, current reports on Form 6-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Shareholder is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director’s), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in the above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following unregistered securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

The Company’s previous authorized share capital was 500,000,000 ordinary shares of a nominal or par value of US$0.0001. On January 11, 2023, the Company issued 6,492,266 ordinary shares, at par value of $0.0001, to all then existing shareholders. All shareholders were BVI incorporated entities.

Initially one ordinary share was issued to Sertus Nominees (Cayman) Limited, and then transferred to Mavy Holdings Limited on January 11, 2023. At that time Mavy Holdings Limited held 3,277,537 ordinary shares which comprised of 32.7754% of the shareholding of the Company. On June 26, 2023, Mavy Holdings Limited transferred 300,000 ordinary shares to Mangosteen International Consulting PTE. Ltd. As a result, Mavy Holdings Limited held 2,977,537 ordinary shares and Mangosteen International Consulting PTE. Ltd held 300,000 ordinary shares.

Carp International Holdings Limited held 81,770 ordinary shares, Talent Fuhwa Holdings Limited held 148,673 ordinary shares. Liji Holdings Limited, Tecool Holdings Limited and Tomy Holdings Limited each held 44,602 ordinary shares. Feix Holdings Limited held 178,408 ordinary shares and HMcQ Holdings Limited held 22,301 ordinary shares.

ElecJoys Holdings Limited held 14,867 ordinary shares, Black Tide International Holdings Limited held 85,472 ordinary shares, Fanyi Holdings Limited held 56,981 ordinary shares, Sam Stone Holdings Limited held187,125 ordinary shares and Boran Holdings Limited held 81,359 ordinary shares. Changjiang Ming Holdings Limited held374,249 ordinary shares and Shenbao Limited Partnership held1,407,653 ordinary shares.

On May 24, 2023, the Company issued 1,220,380 ordinary shares to Beijing Koala Kunlu Internet Industry Investment Fund (Limited Partnership), 1,220,374 ordinary shares to Shanghai Xinhui Investment Consulting Co., Ltd., 369,810 ordinary shares to Beijing 1898 Youchuang Investment Center (Limited Partnership) and 697,170 ordinary shares to Ningbo Pangu Chuangfu Hefu Equity Investment Partnership (Limited Partnership).

On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure through reclassification of our ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company (either on a poll or on a show of hands). Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company (either on a poll or on a show of hands). As a result of the share reclassification, the Company’s authorized share capital consisting of 500,000,000 ordinary shares, par value $0.0001 per share, was thus reclassified into (i) 494,394,436 Class A ordinary shares with a par value of $0.0001 per share; and (ii) 5,605,564 Class B ordinary shares with a par value of $0.0001 per share, with details as below:

(i)	2,977,537 ordinary shares in the Company held by Mavy Holdings Limited were reclassified as 2,977,537 Class B ordinary shares;

(ii)	1,407,653 ordinary shares in the Company held by Shenbao Limited Partnership were reclassified as 1,407, 653 Class B ordinary shares;

(iii)	1,220,374 ordinary shares in the Company held by Shanghai Xinhui Investment Consulting Co., Ltd. were reclassified as 1,220,374 Class B ordinary shares; and

(iv)	the remaining ordinary shares held by the other shareholders of the Company were reclassified as Class A ordinary shares.

On February 4, 2024, our shareholders approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregate of 20,000,000 Class A ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis.

On September 23, 2024, the Company issued and sold to L1, in the Private Placement, (i) a Note in the aggregate principal amount of up to $2,500,000, convertible into up to 3,282,563 Class A ordinary shares at conversion price of $4.71, subject to certain adjustments; (ii) a warrant to purchase up to 296,742 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share, subject to certain adjustments (as adjusted from 74,451 Class A ordinary shares when initially issued on September 23, 2024), and (iii) a Pre-Funded Warrant to purchase up to 191,522 Class A ordinary shares (based on $750,000 divided by the 10-day VWAP for the 10 trading day period immediately prior to the First Closing of First Tranche) at a nominal exercise price of $0.0001 per share, subject to certain adjustments.

On October 1, 2024, in the Second Closing of First Tranche, the Company issued to L1 a Common Warrant to purchase up to 301,094 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share (as adjusted from 79,599 Class A ordinary shares when initially issued on October 1, 2024).

On December 11, 2024, in the Third Closing of First Tranche, the Company issued to L1 an ordinary share purchase warrant to purchase up to 440,094  Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share (as adjusted from 160,020 Class A ordinary shares pursuant to the Section 3(d) of the warrant issue to L1 at the L1 Third Closing of First Tranche), subject to certain adjustments.

On December 16, 2024, in connection with entry into the Waiver Agreement with L1, the Company issued to L1 an ordinary share purchase warrant to purchase up to 571,588 Class A ordinary shares to L1 at an as-adjusted exercise price of $1.18172 per share (as adjusted from 240,000 Class A ordinary shares pursuant to the Section 3(d) of the warrant issue to L1 on December 16, 2024), subject to certain adjustments.

On February 14, 2025, in the First Closing of Second Tranche, the Company issued to L1 an ordinary share purchase warrant to purchase up to 291,193 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share (as adjusted from 202,459 Class A ordinary shares pursuant to the Section 3(d) of the warrant issue to L1 at the L1 First Closing of Second Tranche), subject to certain adjustments.

On July 21, 2025, in the Second Closing of Second Tranche, the Company issued to L1 an ordinary share purchase warrant to purchase up to 123,002 Class A ordinary shares at an initial exercise price of $1.18172 per share, subject to certain adjustments.

On August 7, 2025, the Company issued to the Selling Shareholder 140,000 Class A ordinary shares as the initial commitment shares pursuant to the Hudson EPA, and on January 27, 2026, the Company issued additional 7,694 Class A ordinary shares to Hudson as make-whole commitment shares pursuant to the Hudson EPA.

As of January 20, 2026, 33,268,712 ordinary shares were issued and outstanding, of which 16,816,692 were Class B ordinary shares and 16,452,020 were Class A ordinary shares.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)	Exhibits

See Exhibit Index beginning on page II-8 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7)) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) [§230.415(a)(1)(i), (vii), or (x)] for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	If the registrant is relying on § 230.430D of this chapter, with respect to any offering of securities registered on Form SF-3 (§ 239.45 of this chapter), to file the information previously omitted from the prospectus filed as part of an effective registration statement in accordance with §§ 230.424(h) and 230.430D of this chapter.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on February 6, 2026.

Zhibao Technology Inc.

By:	/s/ Botao Ma
	Name:	Botao Ma
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Botao Ma	Chief Executive Officer and Chairman of Board of Directors	February 6, 2026
Botao Ma	(principal executive officer)

*	Chief Financial Officer and Director	February 6, 2026
Yuanwen Xia	(principal financial and accounting officer)

*	Independent Director	February 6, 2026
Stephen Bernardez

*	Independent Director	February 6, 2026
Armando Luis Baez

*	Independent Director	February 6, 2026
Jeffrey Rong Cai

*	Pursuant to Power of Attorney

By:	/s/ Botao Ma
Botao Ma
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Zhibao Technology Inc., has signed this registration statement or amendment thereto in Newark, Delaware on February 6, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

ZHIBAO TECHNOLOGY INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.4 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
4.1	Company’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K, filed with the Commission on April 4, 2024)
4.3	Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
4.4	Form of Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
4.5	Form of Pre-funded Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
4.6	Form of Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K, filed with the SEC on October 2, 2024)
4.7	Form of Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K, filed with the SEC on December 11, 2024)
4.8	Form of Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 6-K, filed with the SEC on December 20, 2024)
4.9	Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K, filed with the SEC on February 14, 2025)
4.10	Form of Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 6-K, filed with the SEC on February 14, 2025)
4.11	Amendment to the Convertible Promissory Note, dated February 14, 2025, entered into by and between the Company and L1 on May 7, 2025 (incorporated by reference to Exhibit 4.11 of the Company’s Form F-1/A1 (file No. 333-286140), filed with the SEC on May 9, 2025)
4.12	Form of Class A Ordinary Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K, filed with the SEC on July 22, 2025)
5.1*	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A ordinary shares being registered
8.1*	Opinion of Ogier (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1	English Translation of Employment Agreement dated April 1, 2018, by and between Zhibao Technology Co., Ltd. and Botao Ma (incorporated by reference to Exhibit 10.1 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.2	English Translation of Form of Labor Contract between Sunshine Insurance Brokers (Shanghai) Co., Ltd. and certain executive officers of the Registrant (incorporated by reference to Exhibit 10.2 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.3	English Translation of the Office Lease and Supplemental Agreement dated June 6, 2019 and July 1, 2022, respectively, by and between Jishu Enterprise Marketing and Strategy Limited (Shanghai) and Zhibao Technology Co., Ltd. (incorporated by reference to Exhibit 10.3 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.4	English Translation of the Office Lease dated July 1, 2022, by and between Shanghai Lingang Fengxian Enterprise Services Limited and Sunshine Insurance Brokers (Shanghai) Co., Ltd (incorporated by reference to Exhibit 10.4 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.5	English Translation of the Office Lease dated August 16, 2022, by and between Jishu Enterprise Marketing and Strategy Limited (Shanghai) and Shanghai Anyi Network Technology Co., Ltd. (incorporated by reference to Exhibit 10.5 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.6	English Translation of Cooperation Agreement dated February 10, 2023, between Zhibao Technology Co., Ltd. and Key Insurer A (incorporated by reference to Exhibit 10.6 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)

Exhibit Number	Description of Document
10.7	English Translation of Form of Shareholder Agreement between Zhibao Technology Co., Ltd. and certain investors (incorporated by reference to Exhibit 10.7 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.8	English Translation of Form of Share Surrender Agreement between Zhibao Technology Co., Ltd. and its shareholders, and Declaration by Zhibao Technology Limited dated September 8, 2023 (incorporated by reference to Exhibit 10.8 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.9	English Translation of Share Subscription Agreement dated April 10, 2023, by and between the Registrant and certain purchasers, and Form of Application for Shares by certain purchasers (incorporated by reference to Exhibit 10.9 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.10	Form of Director Offer Letter (incorporated by reference to Exhibit 10.10 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
10.11	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
10.12	Form of Security Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
10.13	Form of Guarantee Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
10.14	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Form 6-K, filed with the SEC on September 23, 2024)
10.15+^	English Translation of Cooperation Agreement dated December 2023, between Sunshine Insurance Brokers (Shanghai) Co., Ltd. and Key Insurer B (incorporated by reference to Exhibit 10.15 of the Company’s Form F-1, filed with the Commission on September 30, 2024)
10.16+^	English Translation of Insurance Comprehensive Brand Service Procurement Agreement dated January 1, 2024, between Sunshine Insurance Brokers (Shanghai) Co., Ltd. and Key Insurer C (incorporated by reference to Exhibit 4.16 of the Company’s Form 20-F, filed with the SEC on October 31, 2024)
10.17	Letter Agreement dated December 11, 2024 by and between the Company and L1 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on December 11, 2024)
10.18	Waiver Agreement dated December 10, 2024 by and between the Company and L1 (incorporated by reference to Exhibit 10.3 of the Company’s Form 6-K, filed with the SEC on December 20, 2024)
10.19	Letter Agreement dated February 14, 2025 by and between the Company and L1 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on February 14, 2025)
10.20	Equity Purchase Agreement, dated as of June 22, 2025, by and between the Company and Hudson (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on June 26, 2025)
10.21	Registration Rights Agreement, dated as of June 22, 2025, by and between the Company and Hudson (incorporated by reference to Exhibit 10.2 of the Company’s Form 6-K, filed with the SEC on June 26, 2025)
10.22	Share Purchase Agreement, dated as of July 2, 2025, by and among Zhibao China and Sellers (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on July 3, 2025)
10.23	Form of Guarantee Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on July 22, 2025)
10.24	English Translation of Employment Agreement, dated April 1, 2022, by and between Sunshine Insurance Broker (Shanghai) Co., Ltd. and Xiao Luo (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on December 4, 2025)
10.25	English Translation of Employment Agreement, dated October 11, 2023, by and between Sunshine Insurance Broker (Shanghai) Co., Ltd. and Xiaowei Le (incorporated by reference to Exhibit 10.2 of the Company’s Form 6-K, filed with the SEC on December 4, 2025)
10.26	English Translation of Employment Agreement, dated November 27, 2023, by and between Zhibao Technology Co., Ltd. and Guangtong Ren (incorporated by reference to Exhibit 10.3 of the Company’s Form 6-K, filed with the SEC on December 4, 2025)

Exhibit Number	Description of Document
10.27	English Translation of Cooperation Agreement, dated November 25, 2024, by and between Sunshine Insurance Brokers and with Key Insurer B (incorporated by reference to Exhibit 4.27 of the Amendment No. 1 to the Company’s Form 20-F, filed with the SEC on January 12, 2026)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the Company’s annual report on Form 20-F, filed with the SEC on January 9, 2026)
23.1*	Consent of HYYH CPA. LLC
23.2*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of Jinghe Law Firm (included in Exhibit 99.6)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1**	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 of the Company’s Form F-1/A3 (file No. 333-274431), filed with the SEC on March 22, 2024)
99.2	Audit Committee Charter (incorporated by reference to Exhibit 99.2 of the Company’s Form F-1 (file No. 333-282423), filed with the SEC on September 30, 2024)
99.3	Compensation Committee Charter (incorporated by reference to Exhibit 99.3 of the Company’s Form F-1 (file No. 333-282423), filed with the SEC on September 30, 2024)
99.4	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.4 of the Company’s Form F-1 (file No. 333-282423), filed with the SEC on September 30, 2024)
99.5	Executive Compensation Clawback Policy (incorporated by reference to Exhibit 97.1 of the Company’s Form 20-F, filed with the SEC on October 31, 2024)
99.6*	Opinion of Jinghe Law Firm regarding certain PRC law matters
107*	Filing Fee Table

*	Filed herewith.
**	Filed previously.

+	Certain portions of this exhibit are omitted pursuant to Item 601(b)(10)(iv) of Regulations S-K because they are not material and are the type that the registrant treats as private or confidential. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

^	Certain portions of this exhibit have been omitted pursuant to Item 601(a)(6) of Regulations S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.